EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

VENUS CONCEPT INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(h)	221,165	(2)	$0.678	(3)	$149,949.87	(3)	$0.00014760	$22.14
Fees Previously Paid	-	-	-	-		-		-		-	-
	Total Offering Amounts							$149,949.87			$22.14
	Total Fees Previously Paid										-
	Total Fee Offsets(4)										-
	Net Fee Due										$22.14

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Venus Concept Inc. 2019 Incentive Award Plan (the “2019 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents shares of Common Stock available for future issuance under the 2019 Plan.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2019 Plan are based on the average of the high and the low price of the Registrant’s common stock as reported on The NASDAQ Capital Market on August 12, 2024.

(4)	The Registrant does not have any fee offsets.